EXHIBIT 99.1

August 19, 2011

Sherman Capital Group LLC
3820 W. Happy Valley Road, Suite 141-601
Glendale, AZ  85310

Singer Children’s Management Trust
212 Vaccaro Drive
Cresskill, New Jersey  07626

David S. Oros
621 E. Pratt Street
Baltimore, Maryland, 21202

Re:	Your Letter of August 4, 2011

Dear Sirs:

We are in receipt of your letter of August 4, 2011, commenting on the decline in the market price of our Common Stock, and voicing your concern that the decrease “implies that the market lacks confidence in the Company’s management.” We welcome correspondence from shareholders, as we are dedicated to transparency and principles of good corporate governance. This letter is being filed with the Securities and Exchange Commission as an exhibit to a Report on Form 8-K, so that the information in it is equally available to all shareholders.

As you know, the market price of our Common Stock, like any publicly-traded stock, reacts to a number of factors, not all of which depend on the Company’s financial performance. General conditions in the securities markets, business conditions in the telecommunications markets, and (possibly) the desire by some shareholders to liquidate their investments for unrelated reasons can all play into a decline in a company’s stock price. The volume of trading in our Common Stock has traditionally been rather low, so it’s difficult to conclude that a short-term change in the stock price “implies” much of anything.

Our most recent Report on Form 10-K states, in the “Risk Factors” section, “WE OPERATE IN THE HIGH-RISK TELECOM SECTOR. We are in a volatile industry.”   This is not boilerplate; the wireless telecommunications business is a rapidly-changing field, and we trust you reviewed this disclosure before making the decision to purchase our shares. As a supplier of components to wireless carriers, we are dependent on the success of those carriers for demand for our products. As a result, the Company is constantly re-evaluating its market and product strategy.

Your letter notes that the amendment to the Company’s Annual Report on Form 10-K discloses that disclosure controls and procedures “were not effective” for the period. This is because the description of the Company’s internal controls on financial reporting in the original 10-K did not comply with the language specified by Form 10-K. No other “disclosure controls” were involved, and this deficiency was corrected by filing an amendment to the Report on Form 10-K with the correct language about internal controls. We note that since the filing of the 10-K, the Company has filed three Quarterly Reports on Form 10-Q, and the SEC has not further commented on the statements regarding disclosure controls in these filings.

5440 Morehouse Dr. Suite 1000 San Diego, CA 92121 858-623-0000, Fax 858-623-0050

With respect to shareholders’ meetings, you are correct that Franklin has not held an Annual Meeting of Shareholders for several years. In this respect it is like many other public companies whose shares are traded on the OTC Bulletin Board, which often do not hold regular shareholders meetings due to the costs associated with proxy solicitation and the meeting itself.  However, Franklin’s management is considering holding a shareholders’ meeting in the near future.

Your letter refers to an action by shareholders with respect to the Stock Option Plan. At the time that action took place, a single shareholder, C-Motech Co., Ltd., held approximately 25% of the outstanding Common Stock. The consent of this shareholder, along with members of management and a small number of other major shareholders, was sufficient to achieve approval by holders of a majority of the outstanding shares. The Bylaw provision with respect to shareholder action by written consent was added after these consents were received.

Your conclusion that the written consent is “inconsistent” with the statements in our January 11, 2007 letter to the SEC is incorrect. That letter explained that the shareholder consent in that instance was executed by a very small number of large shareholders, including those involved in management, who owned over 50% of the shares. That is substantially the same situation as the consent approving the Stock Option Plan.

Your letter concluded that you were seeking a “written plan and other assurances” for each of the following:

•	improving the performance of the Company’s stock,
•	scheduling an annual shareholders meeting for election of directors and duly filing an annual proxy statement with the Securities and Exchange Commission,
•	investigating any irregularities in soliciting shareholder approval of the Company’s 2009 stock option plan, and any related accounting questions and
•	improving the Company’s public disclosures and communications with shareholders, and improving the effectiveness of the Company’s disclosure controls and procedures.

The following are our responses to these points, in the order presented:

1.  With respect to improving the “performance of the Company’s stock,” please note that the Company’s management is focused on improvement of the Company’s operations and financial performance, and believes that over the long term this will be recognized by the market in the valuation of the Company’s stock. The Company does not plan to engage in stock promotion or other methods to artificially increase the market price of its stock.

5440 Morehouse Dr. Suite 1000 San Diego, CA 92121 858-623-0000, Fax 858-623-0050

2.  As noted above, the Company is considering holding an Annual Meeting of Shareholders in the near future.

3.  After looking into the matter, we do not believe there were “irregularities” in soliciting approval of the 2009 Stock Option Plan, as described above.

4.  We believe we have corrected any deficiency in disclosure controls or procedures, as described above. The Company will continue to issue press releases on major developments in its business, and to file period reports with the Securities and Exchange Commission as required by applicable law.

We hope the foregoing is responsive to your letter.

Sincerely,

Franklin Wireless Board of Directors Gary Nelson OC Kim Joon Won Jyoung Johnathan Chee

5440 Morehouse Dr. Suite 1000 San Diego, CA 92121 858-623-0000, Fax 858-623-0050